Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 1, 2006, except for the effects of the restatement and subsequent events in Notes 2 and 16, respectively, as to which the date is October 5, 2007, relating to the balance sheets of Specialty Pharma Inc. and Subsidiary as of December 31, 2005 and 2004 and the related statements of income, shareholders’ equity (deficit) and cash flows for the years then ended in this Form S-1 Registration Statement and any amendment thereto of Critical Homecare Solutions Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Mahoney Sabol & Company, LLP

Glastonbury, Connecticut

October 10, 2007